EXHIBIT 10.5



[INFOWAVE LOGO]


April 23, 2002


BY EMAIL


Mr. Thomas Koll
7733 Westwood Lane
Mercer Island, WA
98040

Dear Thomas:

     Re: Employment with Infowave Software Inc. ("Infowave")
     -------------------------------------------------------

     Infowave is pleased to offer you the position of Chairman based in Seattle, Washington. If you accept this offer, you will commence employment in this position effective immediately. Your employment will be on the following terms:

1. Position: You will continue your employment with Infowave but in the position of Chairman, reporting to the Board of Directors of Infowave (the "Board"). . You agree to immediately resign as President and Chief
     Executive Officer of Infowave and as a director and/or officer of all of Infowave's subsidiaries.

2.   Duties and Obligations. During the term of this Agreement you will:

     (a) be responsible for developing and implementing a strategy for Infowave with respect to a merger, amalgamation, plan of arrangement or other acquisition or reorganization which results in a change of control of Infowave or a sale of substantially all of the assets of Infowave (such transaction shall be an "M&A Transaction"), identifying opportunities for an M&A Transaction and negotiating and closing an M&A Transaction, subject in all cases to oversight and approval by the Board;

     (b) act in accordance with the instructions, and undertake such duties as Chairman, as from time to time are reasonably and lawfully assigned or communicated to you by the Board and will keep the Board fully informed as to all material matters in relation to your duties hereunder; and

     (c) diligently, honesty and faithfully serve Infowave and use your best efforts to promote the interests and good will of Infowave and devote such amount of time to the


             Suite 200 - 4664 Lougheed Highway, Burnaby, BC V5C 5T5
                 Telephone. 604.473.3600 Facsimile. 604.473.3799

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          business and affairs of Infowave as is reasonably  necessary to fulfil your duties as non-executive Chairman. For greater certainty, you will not take any action or cause to be done anything that shall cause Infowave to exceed any budget established from time to time by the Board.

     (d) Infowave will provide all resources necessary to perform the duties as described in (a), (b) and (c) including but not limited to administrative support (Executive coordinator for up to 10 hours a week, travel budget (international travel in business class) and dedicated office space.

3.   Salary: Your gross salary will be US$150,000 per annum as of June 1, 2002.

4. Stock Options: Your stock options will continue to vest in accordance with the schedules set out in the applicable stock option agreements between Infowave and you.

5. Benefits: You will continue to be entitled to participate in the Health and Insurance Benefits and other benefits normally provided by Infowave to US employees and on the same basis as such benefits are currently provided to you.

6. Vacation: You will be entitled to 4 weeks of vacation per annum, in accordance with Infowave's policies and practices.

7.   Termination of Employment:

     (a) Infowave may terminate your employment at any time with no notice for cause.

     (b) Infowave may terminate your employment without cause at any time upon the provision by Infowave to you of a written notice of termination and payment of the lump gross sum of US$350,000, subject to Section 8 (and will, at your request, structure such payment in such a tax advantageous manner as you may reasonably request, provided that such manner is in no way disadvantageous to Infowave). Following your receipt of notice of termination, your options which would otherwise vest during the 12-month period commencing immediately following your receipt of such notice will immediately vest. Otherwise, all unvested options will be immediately cancelled. Vested options would be subject to the terms of Infowave's Stock Option Plan.

     (c) From the date of this Agreement until October 31, 2002, you may terminate your employment by giving Infowave at least two months notice in writing. and Infowave may at its election waive the two months and elect to immediately terminate your employment without compensation. . In either case, all options would cease to vest upon Infowave's receipt of the written notice of your termination. Vested options would be subject to the terms of Infowave's Stock Option Plan.

     (d) After October 31, 2002, you may terminate your employment by giving Infowave at least five days notice in writing and Infowave may at its election waive the notice period and elect to immediately terminate your employment without compensation,



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          except  as  provided  below.   Regardless   whether  you  or  Infowave
          terminates your employment under this Section 7(d), Infowave shall pay you the lump gross sum of US$350,000, subject to Section 8 (and will, at your request, structure such payment in such a tax advantageous manner as you may reasonably request, provided that such manner is in no way disadvantageous to Infowave). . In either case, all options would cease to vest upon Infowave's receipt of the written notice of your termination. Vested options would be subject to the terms of Infowave's Stock Option Plan.

8. Bonus: In the event you provide Infowave written notice of your resignation and an M&A Transaction in which you had significant involvement completes and closes prior to October 31, 2002, you shall be entitled to a bonus payment of US$350,000 (gross) to be paid upon the completion and closing of the M&A Transaction. You shall not however be entitled to payment of both this bonus and any cash payment under Sections 7(b) or (d).

9.   Escrow  Funds.  As security for the payment of funds under  Section 7(b) or
     (d), Infowave shall pay US$350,000 into a trust account to be held by Blake, Cassels & Graydon LLP on terms of a trust agreement to be entered into among Infowave, you and Blake, Cassels & Graydon LLP, acting reasonably.

10. Resignation. Upon termination of your employment for whatever reason, you will be deemed to have resigned from all offices held with Infowave and its subsidiaries and you agree as a condition of receiving any payments under Sections 7 or 8 to sign any resignations which may reasonably be requested of you and to execute a further release of Infowave in respect of all matters arising out of your employment under this Agreement and the termination of that employment.

11. Ability to Fulfil Duties. You represent and warrant that you are not under any written obligation with any present/former employer restricting your ability to accept or fulfil any obligation of your employment by us. You shall also ensure that you do all things necessary to fully comply with all legally imposed obligations of confidence and fiduciary duties to present/former employers.

12. Immigration. Your employment shall at all times be conditional on you having appropriate authority to work full-time in the United States to fulfil your obligations as Chairman of Infowave.

13. Prior Agreements. This agreement shall replace all prior agreements between you and Infowave pertaining to the subject matter hereof, including without limitation, the letter agreement between you and Infowave dated December 14, 2000 ("Letter Agreement"). In consideration of Infowave entering into this Agreement, you release and forever discharge Infowave from any and all claims, liability, actions or causes of action arising or which may arise now or hereafter in respect of any prior written or oral employment contract or arrangement, including the Letter Agreement



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14.  Governing Law. This agreement  shall be governed by and construed under the laws of the State of Washington.

     If you are in agreement with the above, please execute and return via facsimile a copy of this letter.

                                       Yours very truly,


                                       Morgan Sturdy
                                       Chairman of the Board of Directors
                                       Infowave




                                       Accepted this ____ day of April, 2002.





---------------------------------
Thomas Koll